Exhibit 2.1

MERGER AGREEMENT

dated

April 3, 2025

by and among

VCI Holdings Limited, a BVI company (the “Company”),

and

Vietnam Biofuels Development Joint Stock Company, a Vietnam company (“VNB”)

and

International Media Acquisition Corp., a Delaware business company (the “Parent”).

i

4.11	Financial Statements	25
4.12	Books and Records	25
4.13	Absence of Certain Changes	26
4.14	Properties; Title to the Company Group’s Assets	26
4.15	Litigation	27
4.16	Contracts	27
4.17	Licenses and Permits	31
4.18	Compliance with Laws; Regulatory Matters	31
4.19	Intellectual Property	33
4.20	Customers and Suppliers	35
4.21	Accounts Receivable and Payable; Loans	36
4.22	Pre-payments	36
4.23	Employees	36
4.24	Employment Matters	36
4.25	Withholding	37
4.26	Real Property	37
4.27	Tax Matters.	38
4.28	Environmental Laws	40
4.29	Powers of Attorney and Suretyships	40
4.30	Directors and Officers	40
4.31	Finders’ Fees	40
4.32	Certain Business Practices	41
4.33	Sanctions; Anti-Money Laundering Laws	41
4.34	Not an Investment Company	41
4.35	Government Contracts	41
4.36	Insurance	42
4.37	Other Information	42

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES		42

5.1	Corporate Existence and Power	43
5.2	Corporate Authorization	43
5.3	Governmental Authorization	43
5.4	Finder Fees	43
5.5	Non-Contravention	43
5.6	Issuance of Shares	43
5.7	Capitalization	44
5.8	Information Supplied	44
5.9	Trust Fund	44
5.10	Listing	45
5.11	Board Approval	45
5.12	Parent SEC Documents and IFRS Financials	45
5.13	Litigation	45
5.14	Compliance with Laws	45
5.15	Not an Investment Company	45

ARTICLE VI COVENANTS OF THE COMPANY GROUP AND THE PARENT PARTIES PENDING CLOSING		45

6.1	Conduct of the Business	45
6.2	Exclusivity	49
6.3	Access to Information	50
6.4	Notices of Certain Events	50
6.5	SEC Filings	51
6.6	Financial Information	52
6.7	Trust Account	53
6.8	Directors’ and Officers’ Indemnification and Insurance	53
6.9	No Trading	54
6.10	Formation of Purchaser and Merger	55

ARTICLE VII COVENANTS OF THE COMPANY GROUP		55

7.1	Reporting and Compliance with Laws	55
7.2	Commercially Reasonable Efforts to Obtain Consents	55
7.3	Annual and Interim Financial Statements	55
7.4	Employees of the Company and the Manager	55
7.5	Transaction Financing	55
7.6	Company Shareholder Approval	56
7.7	Purchaser Incentive Plan	56
7.8	Restructuring	56
7.9	Covenant Not to Sue	56
7.10	Additional Information	56

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		56

8.1	Commercially Reasonable Efforts; Further Assurances	56
8.2	Tax Matters	57
8.3	Settlement of the Parent Parties’ Liabilities	57
8.4	Compliance with SPAC Agreements	57
8.5	Registration Statement	58
8.6	Confidentiality	59
8.7	Section 16 Matters	59
8.8	Issuance of Commitment Shares	60
8.9	No Restriction on Parent	60

ARTICLE IX CONDITIONS TO CLOSING		60

9.1	Conditions to the Obligations of the Parties	60
9.2	Conditions to Obligations of the Parent Parties	61
9.3	Conditions to Obligations of the Company	62
9.4	Frustration of Conditions	63

ARTICLE X SURVIVAL		63

10.1	Survival of Representations, Warranties and Covenants	63

ARTICLE XI DISPUTE RESOLUTION		63

11.1	Arbitration	63
11.2	Waiver of Jury Trial; Exemplary Damages	64

ARTICLE XII TERMINATION		65

12.1	Termination	65
12.2	Effect of Termination	66
12.3	Waiver	66

ARTICLE XIII MISCELLANEOUS		67

13.1	Notices	67
13.2	Amendments; No Waivers; Remedies	67
13.3	Arm’s Length Bargaining; No Presumption Against Drafter	68
13.4	General Release of Claims	68
13.5	Publicity	68
13.6	Expenses	69
13.7	No Assignment or Delegation	69
13.8	Governing Law	69
13.9	Counterparts; Facsimile Signatures	69
13.10	Disclosure Schedule	69
13.11	Entire Agreement	69
13.12	Severability	70
13.13	Construction of Certain Terms and References; Captions	70
13.14	Further Assurances	71
13.15	Third Party Beneficiaries	71
13.16	Trust Account Waiver	71
13.17	Enforcement	71
13.18	Non-Recourse	72

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of April 3, 2025 (the “Signing Date”), by and among VCI Holdings Limited, a British Virgin Islands business company (the “Company”), Vietnam Biofuels Development Joint Stock Company, a joint stock company incorporated under the Laws of Vietnam (“VNB”), and International Media Acquisition Corp., a Delaware corporation (the “Parent”).

W I T N E S E T H :

A. VNB is a joint stock company incorporated under the laws of Vietnam, which in turn directly owns 100% equity interests of Ethanol Quang Nam Production Company Limited (“EQN”), a limited liability company incorporated under the Laws of Vietnam.

B. At the completion of the Restructuring and prior to the Closing, the Company will own 100% of the issued share capital of VNB.

C. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

D. International Media Mini Acquisition Corp. (“Purchaser”) will be a British Virgin Islands business company and wholly owned subsidiary of the Parent, to be formed for the sole purpose of the merger of Parent with and into Purchaser (the “Redomestication Merger”), in which Purchaser will be the surviving entity (the “Redomestication Merger Surviving Corporation”);

E. For U.S. federal income Tax purposes, Purchaser and Parent intend that the Redomestication Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the boards of directors of Parent and Purchaser have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

F. Immediately after the Redomestication Merger, the parties hereto desire to effect a share purchase transaction, pursuant to which the Redomestication Merger Surviving Corporation will undertake the Share Purchase (defined below) to acquire 100% of the issued and outstanding shares of the Company, and, as consideration for such purchase, the Redomestication Merger Surviving Corporation shall issue shares to the shareholders of the Company. Following the Share Purchase, the Company will become a wholly-owned subsidiary of the Redomestication Merger Surviving Corporation.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal or administrative action, suit, claim, investigation, hearing or proceeding or arbitration, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” mean the Lock-up Agreements, the Registration Rights Agreement, Voting and Support Agreements, the Company Non-Competition Agreements, the Instrument of Transfer, the Application for Shares and the Employment Agreements.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, and any Subsidiaries of such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing and subsequent to the Closing, the Earnout Shareholder is an Affiliate of the Company, and (b) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company.

1.4 “Anti-Corruption Laws” means any Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company Group, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, and the Anti-Corruption Law of Vietnam No. 36/2018/QH14 issued by the National Assembly of Vietnam on November 20, 2018, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

1.5 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, federal, state, or local. The term also includes officials, agents, employees or representatives of the entities outlined in this definition.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Business” means the business of the Company Group.

1.8 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York of the United States, Vietnam, and the British Virgin Islands are authorized to close for business.

1.9 “Closing Payment Shares” means such number of Redomestication Merger Surviving Corporation Ordinary Shares equal to $1,000,000,000, divided by $10.00, consisting of 90,000,000 Redomestication Merger Surviving Corporation Class A Ordinary Shares and 10,000,000 Redomestication Merger Surviving Corporation Class B Ordinary Shares.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Group” means the Company, VNB and their respective Subsidiaries, collectively.

1.12 “Company Non-Competition Agreements” means the agreements in the form to be mutually agreed by the Purchaser and the Company, dated as of the Closing Date and entered into by and between the Company and certain of its shareholders (which shall include holders of at least 40% of the outstanding Company Shares immediately prior to the Closing (on an as converted and fully-diluted basis)) in favor of the Purchaser and its direct and indirect Subsidiaries after the Closing.

1.13 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

1.14 “Contracts” means all contracts, agreements, Leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 6.1 after the Signing Date and prior to the Closing.

1.15 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.16 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.17 “DGCL” means the Delaware General Corporation Law (Title 8, Chapter 1 of the Delaware Code).

1.18 “Disinterested Independent Director Majority” means the vote or consent of a majority of the independent directors of the board of directors of the Purchaser after the Closing.

1.19 “Environmental Laws” means all applicable Laws or regulations relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), protection of human or safety, occupational health and workplace safety or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials and (iii) any Hazardous Material Activity.

1.20 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

1.21 “Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

1.22 “Government Official” means (a) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise), or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act 1977, as amended from time to time), (b) any political party or party official or candidate for political office, (c) any governmental entity, government authority, commission, board, agency or instrumentality, and any court, tribunal or judicial body including self-regulated organizations and other non-governmental regulatory authorities, whether federal, regional or provincial, of Vietnam or (d) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a), (b) or (c) of this definition.

1.23 “Hazardous Material” means (a) any substance, constituent, pollutant, material, emission, chemical or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or Authority that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws or Authority or (b) any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.24 “Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.25 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.26 “IFRS” means international financial reporting standards, consistently applied.

1.27 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under Leases required to be accounted for as capital leases under IFRS (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.28 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, Know-How, copyright any renewal rights therefor, schematics, technology, manufacturing processes, supplier lists, customer lists, moral rights, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.29 “Investment Management Trust Agreement” means the investment management trust agreement made as of July 28, 2021, and as amended on July 26, 2021, January 27, 2023, July 31, 2023, January 2, 2024, December 31, 2024 and as amended from time to time, by and between the Parent and the Trustee.

1.30 “IPO” means the initial public offering of Parent pursuant to a prospectus dated July 28, 2021.

1.31 “IT Assets” means computers, software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

1.32 “Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

1.33 “Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, policies, permits, licenses, judgments, decrees, orders, directives, code, principle of common law, act, treaty or order or directives of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.34 “Leased Real Property” means any and all real property leased, subleased, licensed or otherwise used or occupied by the Company Group as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company Group, all buildings and other structures, facilities, improvements or fixtures currently or hereafter located thereon.

1.35 “Leases” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements pursuant to which the Company Group holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Group thereunder.

1.36 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.37 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.38 “Lock-up Agreements” means the agreements in the form to be mutually agreed by the Parent Parties and the Company, dated as of the Closing Date entered into by and between the Persons listed on Section 1.38 of the Company Disclosure Schedule (the “Lock-up Shareholders”) and the Purchaser, and providing (among other things):

(a) an irrevocable agreement by the Lock-up Shareholders not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or enter into a transaction that would have the same effect, with regards to (i) 25,000,000 Redomestication Merger Surviving Corporation Class A Ordinary Shares and 10,000,000 Redomestication Merger Surviving Corporation Class B Ordinary Shares beneficially owned by the Lock-up Shareholders (together, the “Lock-up Shares A”), for a period commencing the day after the Closing Date and ending on the date that is 185 days thereafter; and (ii) 50,000,000 Redomestication Merger Surviving Corporation Class A Ordinary Shares beneficially owned by the Lock-up Shareholders (the “Lock-up Shares B”), for a period commencing the day after the Closing Date and ending on the date that is 365 days thereafter; and (iii) the shares issued to the Lock-up Shareholders as stipulated in the table labeled “Commitment Shares” in Exhibit A for a period commencing the day after the Closing Date and ending on the expiration of the “Lock-up Period” stipulated in such table (together with Lock-up Shares A and Lock-up Shares B, the “Lock-up Shares”);

(b) if the closing price of the Redomestication Merger Surviving Corporation Ordinary Shares after Closing, as adjusted for share splits, share capitalization, subdivisions, reorganization, recapitalization and other similar arrangements, equals or exceeds $15.00 per share for any 20 Trading Days within any 30-Trading Day period, then 15% of the Lock-up Shares A and 15% of the Lock-up Shares B shall be released from the Lock-up Agreement.

1.39 “Marketing Approval” means collectively, all approvals of an applicable Authority as necessary to allow for the marketing and sale of Services or Products in the country concerned.

1.40 “Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that has had, is or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, regulatory environment, business, operations, customer relationships or properties of the Company Group, taken as a whole, whether or not arising from transactions in the ordinary course of business; provided that, solely in the case of clause (a), in no event shall any of the following, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Parent Parties; (vi) any changes in applicable Laws or accounting rules (including IFRS) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees; (viii) any natural or man-made disaster or acts of God; and (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failure shall not be excluded in determining whether there is a Material Adverse Effect); provided that, except in the cases of clauses (i), (ii), (iii), (iv), (vi) or (viii), such facts, events, circumstances, conditions, occurrences and effects may be taken into account if the Company Group is disproportionately affected thereby as compared with other participants in the same industries or markets in which the Company Group operates, or (b) prevent or delay the consummation by the Company Group of the transactions contemplated by this Agreement.

1.41 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.42 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.43 “Parent Common Stock” means the shares of common stock, $0.0001 par value, of Parent.

1.44 “Parent Parties Disclosure Schedule” means the schedule attached hereto as Exhibit C.

1.45 “Parent Private Placement Warrant” means a warrant to purchase three-fourths (3/4) of one Parent Common Stock at an exercise price of $11.50 per whole share originally issued to Content Creation Media LLC that closed concurrently with the Parent’s IPO.

1.46 “Parent Public Warrant” means a warrant to purchase three-fourths (3/4) of one Parent Common Stock at an exercise price of $11.50 per whole share that was included in the Parent Units sold as part of the Parent’s IPO.

1.47 “Parent Right” means a right to receive one-twentieth (1/20) of a Parent Common Stock at the closing of the Parent’s initial business combination that was included in the Parent Units sold as part of the Parent’s IPO.

1.48 “Parent Unit” means a unit of the Parent comprised of one Parent Common Stock, one Parent Warrant and one Parent Right, that was sold as part of the Parent’s IPO.

1.49 “Parent Warrants” means the Parent Public Warrants and the Parent Private Placement Warrants.

1.50 “Permitted Liens” means (a) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (iii) that are not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; (b) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to IFRS); and (c) the Liens set forth on Section 1.50 of the Company Disclosure Schedule.

1.51 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.52 “Product” means any product developed, manufactured, performed, out-licensed, used, sold, distributed or otherwise made available by or on behalf of the Company, including various components and systems.

1.53 “Purchaser Incentive Plan” means the equity incentive plan to be prepared by the Company Group and agreed by the Purchaser pursuant to Section 7.7 and adopted by the Purchaser prior to the Closing.

1.54 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.55 “Redomestication Merger Surviving Corporation Class A Ordinary Shares” means the class A ordinary shares, no par value, of the Redomestication Merger Surviving Corporation. Each such class A ordinary share shall have one (1) vote, with certain rights and privileges set forth in the amended and restated Memorandum and Articles of Association of the Redomestication Merger Surviving Corporation in a form to be agreed upon by the parties hereto and will not be convertible into Redomestication Merger Surviving Corporation Class B Ordinary Shares.

1.56 “Redomestication Merger Surviving Corporation Class B Ordinary Shares” means the class B ordinary shares, no par value, of Redomestication Merger Surviving Corporation. Each such class B ordinary shares shall have twenty (20) votes, with certain rights and privileges, and will be automatically converted into Redomestication Merger Surviving Corporation Class A Ordinary Shares upon certain events, set forth in the amended and restated Memorandum and Articles of Association of Redomestication Merger Surviving Corporation in a form to be agreed upon by the parties hereto.

1.57 “Redomestication Merger Surviving Corporation Ordinary Shares” means collectively, (a) the Redomestication Merger Surviving Corporation Class A Ordinary Shares and (b) the Redomestication Merger Surviving Corporation Class B Ordinary Shares.

1.58 “Redomestication Merger Surviving Corporation Rights” means all the Parent Rights upon their conversion in the Redomestication Merger.

1.59 “Redomestication Merger Surviving Corporation Units” means all the Parent Units upon their conversion in the Redomestication Merger.

1.60 “Redomestication Merger Surviving Corporation Warrants” means all the Parent Warrants upon their conversion in the Redomestication Merger.

1.61 “Registration Rights Agreement” means the agreement governing the resale of the Commitment Shares, the Closing Payment Shares, and the Additional Closing Shares, in the form to be mutually agreed upon by the Purchaser and the Company.

1.62 “Regulatory Documentation” means, in any medium including audio, visual, print, magnetic, or electronic, all (a) documentation comprising the Regulatory Permits and Regulatory Transfer Approvals; (b) dossiers, reports, supplements, records, data and other materials, submissions or correspondence submitted to, filed with or received from the applicable Authority relating to the Regulatory Permits, Regulatory Transfer Approvals or application or submission for obtaining a Regulatory Permit or a Regulatory Transfer Approval; (c) reports, supplements, records, data and other materials and correspondence related to the Products and Services, including minutes and official contact reports relating to any communications with any Authority, and relevant supporting documents with respect thereto, including all draft and final advertising and promotion documents submitted to the applicable Authority for comment, adverse event files and complaint files, records and studies and any other information relevant to the assessment of product safety; (d) data, results (including all tables, listings and graphs) and reports, case report forms, and other materials or correspondence filed with or received from an Authority to the extent relating to any Products and Services; (e) internal and external inspection or audit reports; and (f) other data contained or relied upon in any of the foregoing, in each case of clauses (a), (b), (c), (d), (e) and (f), to the extent in the possession or control of the Company Group.

1.63 “Regulatory Permit” means any Permit required for the development, manufacturing or marketing of a Product or a Service under applicable Laws, including, where required, pricing and reimbursement approvals and including Marketing Approvals.

1.64 “Regulatory Transfer Approvals” means all approvals of an Authority, including the submission of letters required under any applicable Law, as required for the transfer of a Regulatory Permit from one party to another to evidence the transfer of ownership of a Marketing Approval or other Regulatory Permit.

1.65 “Representatives” of a Person means its officers, directors, Affiliates, managers, employees, accountants, consultants, legal counsel, financial advisors, and agents and other representatives acting on its behalf.

1.66 “SEC” means the United States Securities and Exchange Commission.

1.67 “Securities Act” means the U.S. Securities Act of 1933, as amended.

1.68 “Service” means any services being provided, offered, marketed, sold and/or distributed by the Company or a Subsidiary of the Company, or regarding which the Company or a Subsidiary of the Company has rights.

1.69 “Shareholder” means the shareholders of the Company.

1.70 “Subsidiary” or “Subsidiaries” means, with respect to any given Person, any other Person (a) that has at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities that are Controlled or owned, directly or indirectly, by such given Person, (b) the management of which is otherwise Controlled by such given Person, or (c) the financial statements of which are otherwise consolidated with those of such given Person under IFRS. In the context of this Agreement, VNB, EQN and each of their respective Subsidiaries shall be considered Subsidiaries of the Company.

1.71 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.72 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.73 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.74 “Taxing Authority” means the Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.75 “Trading Day” means any day on which the Redomestication Merger Surviving Corporation Ordinary Shares are actually traded on the principal securities exchange or securities market on which Redomestication Merger Surviving Corporation Ordinary Shares are then traded.

1.76 “Transactions” means the transactions contemplated by this Agreement and Additional Agreements, including the Redomestication Merger and the Share Purchase.

1.77 “Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

1.78 “Voting and Support Agreements” means the voting and support agreements, dated as of the date hereof, by and among the Company, certain shareholders of the Company and certain other parties named therein, pursuant to which such shareholders have agreed to vote their Company Shares in order to, among other things, obtain the Requisite Company Vote.

1.79 “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded each day as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day. If the VWAP (or closing price) cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

1.80 “$” means U.S. dollars, the legal currency of the United States.

1.81 The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
Additional Closing Shares	3.2(b)
Agreement	Preamble
Alternative Proposal	6.2(b)
Alternative Transaction	6.2(d)
Application for Shares	3.10(b)
Arbitrator	11.1(a)
Articles of Merger	2.2
Balance Sheet Date	4.11(b)
BVI Companies Act	2.1
BVI Law	2.2
CFO	3.9(e)
Closing	3.3
Closing Date	3.3
Closing ROM	3.10(b)
Commitment Shares	8.8(a)
Company	Preamble
Company Certificates	3.10(b)
Company Disclosure Schedule	Article IV
Company Filing Documents	4.18(b)

Company Group Consent	4.10
Company Shares	4.5(a)
D&O Indemnified Persons	6.8(a)
D&O Tail Insurance	6.8(b)
Debt Holder	3.2(c)
Debt Shares	3.2(c)
Earnout Event	3.9(a)(iii)
Earnout Event 1	3.9(a)(i)
Earnout Event 2	3.9(a)(ii)
Earnout Event 3	3.9(a)(iii)
Earnout Shareholder	3.9(a)
Earnout Shares	3.9(a)
Earnout Statement	3.9(e)
Employment Agreements	7.4
EQN	Preamble
Exclusivity Period Extension	6.2(c) 6.1(a)
Financing Agreements	7.5
Government Contract	4.35
Governmental Approval	4.3
IFRS Financials	6.6(a)
Instrument of Transfer	3.10(b)
IPO Prospectus	13.16
Key Personnel	4.23(a)
Labor Agreements	4.24(a)
Licensed Intellectual Property Rights	4.19(b)
Lock-up Shareholders	1.38
Lock-up Shares	1.38(a)
Lock-up Shares A	1.38(a)
Lock-up Shares B	1.38(a)
Material Contract	4.16(a)
Non-U.S. Subsidiaries	8.2(d)
Parent	Preamble
Parent Parties	Article IV
Parent SEC Documents	5.12(a)
Parent Shareholder Approval Matters	8.5(a)
Parent Shares Redemption	8.5(a)
Parent Special Meeting	8.5(a)
Permits	4.17(a)
PFIC	8.2(d)
Proxy Statement Purchased Shares	8.5(a) 3.1
Purchaser	Preamble
Redomestication Intended Tax Treatment	2.10
Redomestication Merger	Recitals
Redomestication Merger Certificate	2.2

Redomestication Merger Effective Time	2.2
Redomestication Merger Surviving Corporation	Recitals
Registrar	2.2
Registration Statement	8.5(a)
Required Parent Shareholder Approval	9.1(f)
Requisite Company Vote	4.2
Restructuring	7.8
Safety Notices	4.17(b)
Sanctions	4.33
Securities	4.5(b)
Share Purchase	3.1
SIAC	11.1(b)
Signing Date	Preamble
Stockholder Register	2.6(a)
Surviving Provisions	12.2
Top Customers	4.20(a)
Top Suppliers	4.20(a)
Transaction Financing	7.5
Trust Account	5.9
Trust Fund	5.9
Trustee	5.9
VNB	Preamble
12.1(c) Termination Notice Deadline	12.1(c)
12.1(d) Termination Notice Deadline	12.1(d)

ARTICLE II
REDOMESTICATION MERGER

2.1 Redomestication Merger. At the Redomestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BVI Business Companies Act, as amended (the “BVI Companies Act”) and the DGCL, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease, and Purchaser shall continue as the surviving corporation.

2.2 Redomestication Merger Effective Time. The parties hereto shall cause Redomestication Merger to be consummated by filing a certificate of merger (the “Redomestication Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and the filing of the articles of merger (the “Articles of Merger”) (and other documents required by the BVI Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”), in accordance with the relevant provisions of the BVI Companies Act and British Virgin Islands Law (“BVI Law”). The effective time of the Redomestication Merger shall be the later of the acceptance of the Redomestication Merger Certificate and the time that the Articles of Merger is duly registered by the Registrar, or such later time as specified in the Redomestication Merger Certificate and the Articles of Merger (such effective time, the “Redomestication Merger Effective Time”).

2.3 Effect of the Redomestication Merger. At the Redomestication Merger Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Redomestication Merger Certificate, the Articles of Merger, and the applicable provisions of the DGCL and the BVI Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Purchaser prior to the Redomestication Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Merger Surviving Corporation, which shall include the assumption by the Redomestication Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement to be performed after the Closing, and all securities of the Redomestication Merger Surviving Corporation issued and outstanding as a result of the conversion under Section 2.6 hereof shall be listed on a public trading market on which the Parent Common Stock were trading prior to the Redomestication Merger.

2.4 Charter Documents. At the Redomestication Merger Effective Time, the Certificate of Incorporation and bylaws of Parent, as in effect immediately prior to the Redomestication Merger Effective Time, shall cease and the Memorandum and Articles of Association of the Purchaser, shall be amended and restated so that they read in their entirety in a form to be agreed upon by the parties hereto, and as so amended and restated, shall be the Memorandum and Articles of Association of the Redomestication Merger Surviving Corporation.

2.5 Directors and Officers of the Redomestication Merger Surviving Corporation. As of the Redomestication Merger Effective Time, the board of directors of the Redomestication Merger Surviving Corporation shall be as designated by the Company.

2.6 Effect on Issued Securities of Parent.

(a) Conversion of Parent Common Stock. At the Redomestication Merger Effective Time, each issued and outstanding share of Parent Common Stock (other than those described in Section 2.6(c) below) shall be converted automatically into one Redomestication Merger Surviving Corporation Class A Ordinary Share. At the Redomestication Merger Effective Time, all Parent Common Stock shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Common Stock immediately prior to the Redomestication Merger Effective Time, as evidenced by the stockholder register of Parent (the “Stockholder Register”), shall cease to have any rights with respect to such Parent Common Stock, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Common Stock shall be exchanged for a certificate representing the same number of Redomestication Merger Surviving Corporation Class A Ordinary Shares upon the surrender of such certificate in accordance with Section 2.8.

(b) Conversion of Parent Rights, Parent Warrants and Parent Units. At the Redomestication Merger Effective Time, (i) all Parent Rights shall be converted into Redomestication Merger Surviving Corporation Rights, (ii) all Parent Warrants shall be converted into Redomestication Merger Surviving Corporation Warrants and (iii) all Parent Units shall be converted into Redomestication Merger Surviving Corporation Units. At the Redomestication Merger Effective Time, each Parent Right, Parent Warrant and Parent Unit shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Redomestication Merger Surviving Corporation Rights, Redomestication Merger Surviving Corporation Warrants and Redomestication Merger Surviving Corporation Units shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Rights, the Parent Warrants and Parent Units, respectively, that are outstanding immediately prior to the Redomestication Merger Effective Time. At or prior to the Redomestication Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Redomestication Merger Surviving Corporation Rights, the Redomestication Merger Surviving Corporation Warrants and the Redomestication Merger Surviving Corporation Units remain outstanding, a sufficient number of Redomestication Merger Surviving Corporation Ordinary Shares for delivery upon the exercise of the Redomestication Merger Surviving Corporation Rights, the Redomestication Merger Surviving Corporation Warrants and the Redomestication Merger Surviving Corporation Units after the Redomestication Merger Effective Time.

(c) Cancellation of Parent Common Stock Owned by Parent. At the Redomestication Merger Effective Time, if there is any Parent Common Stock owned by Parent as treasury shares or any shares of Parent Common Stock owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Redomestication Merger Effective Time, such Parent Common Stock shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Redomestication Merger Surviving Corporation, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Effect of Purchaser Shares. At the Redomestication Merger Effective Time, by vir-tue of the Redomestication Merger and without any action on the part of any party or any equity holder of Purchaser or Parent, all of the shares of Purchaser issued and outstanding immediately prior to the Redomestication Merger Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

2.8 Surrender of Parent Common Stock. All securities issued upon the surrender of the Parent Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Common Stock shall also apply to the Redomestication Merger Surviving Corporation Ordinary Shares so issued in exchange.

2.9 Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Redomestication Merger Surviving Corporation shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.8; provided, however, that the Redomestication Merger Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Redomestication Merger Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

2.10 Section 368 Reorganization. For U.S. federal income tax purposes, Parent and Purchaser intend that the Redomestication Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Parent and the Purchaser is a party under Section 368(b) of the Code (the “Redomestication Intended Tax Treatment”). Parent and Purchaser hereby (a) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” with respect to the Redomestication Merger within the meaning of Treasury Regulation Section 1.368-2(g), (b) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (c) agree to file all Tax and other informational returns on a basis consistent with the Redomestication Intended Tax Treatment, unless otherwise required by a Taxing Authority. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of Redomestication Merger for the Redomestication Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify for the Redomestication Intended Tax Treatment.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Redomestication Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III
SHARE PURCHASE

3.1 Purchase of Company Shares. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, immediately after the Redomestication Merger and in accordance with the applicable provisions of the BVI Companies Act, the Company Group shall cause the Shareholders to sell, transfer, convey, assign and deliver to the Redomestication Merger Surviving Corporation, and the Redomestication Merger Surviving Corporation shall purchase, acquire and accept from the Shareholders, all of the issued and outstanding shares and other equity interests in or of the Company (such shares, “Purchased Shares”; such share purchase, “Share Purchase”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). Following the completion of the Share Purchase, the Company shall become a wholly-owned subsidiary of the Redomestication Merger Surviving Corporation.

3.2 Purchase Consideration.

(a) Upon and subject to the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Redomestication Merger Surviving Corporation shall issue and deliver to each Shareholder listed in the table titled “Closing Payment Shares” on Exhibit A such number and class of Closing Payment Shares set out next to such Shareholder’s name.

(b) Prior to the Closing, each Person listed in the table titled “Additional Closing Shares” on Exhibit A will be issued a number of Company Shares such that, at the Closing, such Person will be entitled to the number of Redomestication Merger Surviving Corporation Class A Ordinary Shares specified next to such Person’s name (the “Additional Closing Shares”).

(c) Prior to the effectiveness of the Registration Statement, the Company may issue an additional number of Company Shares to certain holders of outstanding liabilities (the “Debt Holders”) of the Parties in exchange for the cancellation of liabilities to any of the Parties such that, at the Closing, such Debt Holders shall receive 1.05 Redomestication Merger Surviving Corporation Class A Ordinary Share for each $10.00 of liabilities canceled (the “Debt Shares”).

3.3 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE XII, the closing of the Share Purchase (the “Closing”) shall take place immediately after the Redomestication Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in ARTICLE IX that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and the Parent may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

3.4 Board of Directors. Immediately after the Closing, the Redomestication Merger Surviving Corporation’s board of directors shall consist of 5 directors, 2 of which will be executive directors designated by the Company prior to the Closing, and 3 of which will be designated by the Company to serve as independent directors in accordance with Nasdaq requirements.

3.5 Rights Not Transferable. The rights of the Shareholders as of immediately prior to the Closing are personal to each such Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution) or (iii) as agreed upon by the Parent. Any attempted transfer of such right by any Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

3.6 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Parent Parties and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.7 Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Closing Date,

(a) any change in the Parent Common Stock or the Redomestication Merger Surviving Corporation Ordinary Shares shall occur (other than the issuance of additional shares or warrants of the Company or Purchaser or Parent as permitted by Section 8.8(b) and Exhibit A of this Agreement or as otherwise agreed between the Company and Purchaser), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; or

(b) any change in the outstanding securities of the Company shall occur, including by reason of any new share issuance, reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, there will be no change in the number of Closing Payment Shares, Additional Closing Shares or Debt Shares issuable pursuant Section 3.1, provided, however, that this section shall not be construed to permit Parent, Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.8 No Fractional Shares. No certificates or scrip representing fractional Redomestication Merger Surviving Corporation Ordinary Shares will be issued pursuant to this ARTICLE III, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company or the Redomestication Merger Surviving Corporation, and each holder of Company Shares who would otherwise be entitled to a fraction of a Redomestication Merger Surviving Corporation Class A Ordinary Share (after aggregating all Redomestication Merger Surviving Corporation Class A Ordinary Shares to which such holder otherwise would be entitled) shall instead have the number of Redomestication Merger Surviving Corporation Class A Ordinary Shares issued to such holder rounded down to the nearest whole share.

3.9 Earn Out

(a) After the Closing, subject to the terms and conditions set forth in this Section 3.9, the Shareholders set forth in Exhibit F (the “Earnout Shareholder”) shall have the right to receive in the aggregate up to an additional 27,000,000 Redomestication Merger Surviving Corporation Class A Ordinary Shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”). The Earnout Shareholders’ right to receive the Earnout Shares shall vest and become due and issuable as follows:

(i) in the event that, from and after the Closing Date until the date that is 5 years after the Closing Date, the VWAP of the Redomestication Merger Surviving Corporation Class A Ordinary Shares over any twenty (20) Trading Days within any thirty (30) Trading Day period is greater than or equal to $15.00 (“Earnout Event 1”), then the Earnout Shareholder shall be entitled to receive 10,000,000 Earnout Shares;

(ii) in the event that the aggregate of the revenue and any other income of the Redomestication Merger Surviving Corporation, Company and its Subsidiaries on a consolidated basis for any four consecutive fiscal quarters during the five years commencing from the first day of the next fiscal quarter after the Closing Date, calculated based on (1) if such four consecutive fiscal quarters correspond to a full fiscal year, the consolidated audited financial statements set forth in the annual report of the Redomestication Merger Surviving Corporation for that year, and (2) for the other fiscal quarters, the consolidated unaudited financial statements of the Redomestication Merger Surviving Corporation signed by the CFO, is equal to or exceeds $500,000,000 (“Earnout Event 2”), then the Earnout Shareholders shall be entitled to receive 15,000,000 Earnout Shares,

(iii) in the event that the Redomestication Merger Surviving Corporation declares a dividend equal to or greater than $20,000,000 in the aggregate from available funds or the equivalent amount of Redomestication Merger Surviving Corporation Ordinary Shares out of existing treasury shares, any time from the Closing Date until the date that is three (3) years after the Closing Date, then the Earnout Shareholders shall be entitled to receive 2,000,000 Earnout Shares (“Earnout Event 3”, and together with Earnout Event 1 and Earnout Event 2, the “Earnout Events” and each, an “Earnout Event”).

(b) In the event that the applicable Earnout Event has not occurred during the applicable period, the Earnout Shareholders shall not be entitled to receive the applicable portion of the Earnout Shares. For the avoidance of doubt, each Earnout Shareholder shall be entitled to receive Earnout Shares only upon the occurrence of each Earnout Event; provided, however, that each Earnout Event may only occur once, if at all. Each Earnout Event shall be deemed independent and standalone, with the entitlement to Earnout Shares for any specific Earnout Event not being contingent upon the occurrence or non-occurrence of any other Earnout Event.

(c) The right of the Earnout Shareholders to receive the Earnout Shares shall not entitle the holders thereof to any voting or dividend rights otherwise granted to holders of Redomestication Merger Surviving Corporation Class A Ordinary Shares (if any) prior to the issuance of such shares. For the avoidance of doubt, Redomestication Merger Surviving Corporation shall not be required to issue Redomestication Merger Surviving Corporation Class A Ordinary Shares to the extent not permitted to do so by applicable Law, including by way of an exemption from registration under applicable securities laws.

(d) Any Earnout Shares issued hereunder to the Earnout Shareholders shall be subject to the restrictions and lock-up period(s) as set forth in the applicable Lock-up Agreements.

(e) As soon as practicable (but in any event within twenty (20) Business Days) after the completion of the relevant audited or unaudited consolidated financial statements for Redomestication Merger Surviving Corporation and its Subsidiaries required to determine whether the Earnout Event 2 has occurred pursuant to Section (a)(ii) the Redomestication Merger Surviving Corporation’s Chief Financial Officer (the “CFO”) or bookkeepers will prepare and deliver to the board of directors of the Redomestication Merger Surviving Corporation for approval by a Disinterested Independent Director Majority a written statement (the “Earnout Statement”) that sets forth the CFO’s or bookkeepers determination in accordance with the terms of Section (a)(ii) as to whether the Earnout Event 2 has occurred. If a Disinterested Independent Director Majority determines in good faith that the Earnout Shareholders are entitled to receive the Earnout Shares for the occurrence of the Earnout Event 2 pursuant to the Earnout Statement, the applicable portion of the Earnout Shares will be issued upon such final determination.

3.10 Surrender of Purchased Shares and Disbursement of Consideration

(a) Subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX, at the Closing, the Redomestication Merger Surviving Corporation shall cause the Closing Payment Shares, the Additional Closing Shares and the Debt Shares to be issued and delivered to the Persons in exchange for the Purchased Shares in accordance with Section 3.2.

(b) At or before the Closing, the Company Group shall procure each Shareholder to sell, transfer, convey, assign and deliver to the Redomestication Merger Surviving Corporation the Purchased Shares, including any certificates (“Company Certificates”), along with applicable instruments of transfer in respect of the Purchased Shares each Shareholder holds in the Company respectively ("Instrument of Transfer") and application for shares in respect of such Shareholder's Closing Payment Shares, Additional Closing Shares and Debt Shares to be issued by the Redomestication Merger Surviving Corporation ("Application for Shares"), each duly executed by such Shareholder, and the Company shall deliver to the Redomestication Merger Surviving Corporation a certified true copy of the register of members of the Company reflecting the completion of the Share Purchase ("Closing ROM"), each reasonably acceptable to the Redomestication Merger Surviving Corporation. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Redomestication Merger Surviving Corporation, the Company Group shall procure each Shareholder to instead deliver to the Redomestication Merger Surviving Corporation an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Redomestication Merger Surviving Corporation, which at the reasonable discretion of the Redomestication Merger Surviving Corporation may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as the Redomestication Merger Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Redomestication Merger Surviving Corporation or the Company with respect to the Purchased Shares represented by such Company Certificate alleged to have been lost, stolen or destroyed.

(c) Company Shareholder Consent. The Company Group shall procure that each Shareholder approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Additional Agreements to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. The Company acknowledges and agrees that the consent procured by the Company under this Section 3.10(c) forth herein is intended and shall constitute such consent of the Shareholders as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, any other agreement in respect of the Company to which the Shareholders are a party or bound and all applicable Laws.

(d) Termination of Certain Agreements. Without limiting the provisions of Section 7.9, the Company Group hereby agrees, and shall procure that the Shareholders agree, that, effective at the Closing, (i) any shareholders, voting or similar agreement among the Company and any of the Shareholders or among the Shareholders with respect to the Company’s capital shares, and (ii) any registration rights agreement between the Company and the Shareholders, in each case of clauses (i) and (ii), shall automatically, and without any further action by any of the parties, terminate in full and become null and void and of no further force and effect. Further, the Company hereby waives, and shall procure that the Shareholders waive, any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (i) above with respect to the transactions contemplated by this Agreement and the Additional Agreements, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Additional Agreements.

3.11 Withholding. Redomestication Merger Surviving Corporation and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to the shareholders of the Company pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

Except as set forth in the disclosure schedules delivered by the Company to the Parent Parties (as defined below) simultaneously with the execution of this Agreement and attached hereto as Exhibit B (“Company Disclosure Schedule”), the Company Group hereby represents and warrants to the Parent and the Purchaser (collectively, “Parent Parties”) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this ARTICLE IV to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of ARTICLE IV to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

4.1 Corporate Existence and Power. The Company is a British Virgin Islands business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and its Subsidiaries are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and has all Permits, governmental licenses, franchises, authorizations, consents and approvals necessary and required to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each member of the Company Group is duly licensed, qualified or authorized to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing, qualification or authorization necessary. None of the members of the Company Group is in violation of any provisions of its Organizational Documents. Section 4.1 of the Company Disclosure Schedule lists all jurisdictions in which any member of the Company Group is qualified to conduct the Business.

4.2 Authorization. Each member of the Company Group has all the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the Share Purchase and the transactions contemplated hereby and thereby. The execution, delivery and performance by each member of the Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by each member of the Company Group of the transactions contemplated hereby and thereby (including the Share Purchase) are within the corporate powers of such member of the Company Group and have been duly authorized by all necessary action on the part of such member of the Company Group (including the board of directors of the Company). Assuming due and valid authorization, execution and delivery, by each other party hereto and thereto, this Agreement has been, and each Additional Agreement (when executed and delivered by the member of the Company Group, as applicable) will be, duly and validly executed and delivered by the member of the Company Group that is a party thereto, and this Agreement constitutes, and each Additional Agreement (when executed and delivered by the applicable member of the Company Group) to which it is a party will constitute, a valid and legally binding obligation of each member of the Company Group enforceable against the members of the Company Group in accordance with their respective terms.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any notice to, consent, approval, Permit or other action by or in respect of, or registration, declaration or filing with, any Authority (each of the foregoing, a “Governmental Approval”).

4.4 Non-Contravention. The execution, delivery and performance by any member of the Company Group of this Agreement and any Additional Agreements to which it is a party does not and will not (a) contravene or conflict with the Organizational Documents of such member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Permit, Law or Order binding upon or applicable to such member of the Company Group, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of such member of the Company Group or require any payment or reimbursement or to a loss of any benefit relating to the Business to which such member of the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations to which such member of the Company Group is a party or binding upon such member of the Company Group or by which any of the Company Share, or any of such member of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Shares, (e) cause a loss of any benefit relating to the Business to which such member of the Company Group is entitled under any provision of any Permit or Contract binding upon such member of the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of such member of the Company Group’s assets, except, in the cases of (b) to (d), for such conflict, violation, breach, default or failure to act that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Capital Structure of Company.

(a) Share Capital. As of April 2, 2025, the Company was authorized to issue a maximum of 50,000 no par value (the “Company Shares”), 30,000 of which were issued and outstanding. No Company Share is held in its treasury. All of the issued and outstanding Company Shares have been duly authorized and validly issued, duly registered, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Shares are owned legally and beneficially by the Persons set forth in Section 4.5 of the Company Disclosure Schedule. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Shares owned by the Purchaser. No other class in the share capital of the Company is authorized or issued or outstanding.

(b) As of the date of this Agreement, there are no: (i) outstanding shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (ii) outstanding securities of the Company or any of its Subsidiaries (including debt securities) convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (iii) outstanding Company Share Rights; (iv) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of, or that obligate the Company or any of its Subsidiaries to register, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (v) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital share or share capital of, or other equity or voting interest (including any voting debt) in, the Company or any of its Subsidiaries (the items in clauses (i), (ii), (iii), (iv) and (v), together with the share capital of the Company, being referred to collectively as “Securities”); (vi) Contracts, calls, subscriptions, preemptive rights, arrangements, understandings or other commitments of any kind with respect to any of the Securities, including any voting trust, other voting agreement or proxy with respect thereto; (vii) disputes, controversies, demands or claims as to any of the Securities; and (viii) Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person.

4.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the Parent Parties, and such copies are each accurate and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary of the Company has taken any action in violation or derogation of its Organizational Documents.

4.7 Corporate Records. All proceedings of the board of directors and stockholders or shareholders of each member of the Company Group in relation to transactions and corporate matters of such member of the Company Group (as applicable) are properly conducted in accordance with the Organizational Documents of such member of the Company Group (as applicable). All transactions and corporate matters of the Company Group are duly approved by the board of directors and/or stockholders or shareholders of each member of the Company Group in accordance with the Organizational Documents of such member of the Company Group (as applicable). All register of members and all proceedings of the board of directors and stockholders or shareholders of each member of the Company Group occurring since December 31, 2021 (and with respect to the Company, since its date of incorporation), including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by each member of the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of each member of the Company Group since December 31, 2021 (and with respect to the Company, since its date of incorporation), have been made available to the Parent Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.

4.8 Assumed Names. Section 4.8 of the Company Disclosure Schedule is a complete and correct list of all assumed or “doing business as” names currently used or, used within three (3) years prior to the date of this Agreement by the Company Group, including names on any websites. Since December 31, 2021, none of the members of the Company Group has used any name other than the names listed on Section 4.8 of the Company Disclosure Schedule to conduct the Business.

4.9 Subsidiaries. Section 4.9 of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. With respect to the Subsidiaries of the Company, except as set forth on Section 4.9 of the Company Disclosure Schedule, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws, and are owned (or with respect to VNB, will be owned immediately upon completion of the Restructuring) by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Section 4.9 of the Company Disclosure Schedule, the Company Group does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) except as set forth on Section 4.9 of the Company Disclosure Schedule, none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement; and (viii) except as set forth on Section 4.9 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.10 Consents. The Contracts listed on Section 4.10 of the Company Disclosure Schedule are the only Contracts binding upon the Company Group or by which any of the Company Share, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group) as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

4.11 Financial Statements

(a) The IFRS Financials will be complete and accurate and will fairly present in all material respects, in conformity with IFRS applied on a consistent basis in all respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The IFRS Financials (i) will be prepared from the Books and Records of the Company and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition in all respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all Taxes applicable to the Company and its Subsidiaries with respect to the periods then ended.

(b) Except as will be specifically disclosed, reflected or fully reserved against on the IFRS Financials, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since December 31, 2024 (the “Balance Sheet Date”), there are no Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) ), or any “off-balance sheet arrangements” relating to the Company. All debts and Liabilities, fixed or contingent, which should be included under IFRS on the IFRS Financials are included therein.

(c) The IFRS Financials will accurately reflect in all respects the outstanding Indebtedness of the Company and its Subsidiaries as of the date thereof.

4.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Parent Parties by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in all respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by IFRS;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all respects, and there are no inaccuracies or discrepancies of any kind contained or reflected therein.

(c) Since December 31, 2021, neither the Company nor any Subsidiary of the Company has received any written or, to the knowledge of the Company Group, oral allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company, or unlawful accounting or auditing matters with respect to the Company or any Subsidiary of the Company.

(d) Since December 31, 2021, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by the Company or any Subsidiary of the Company.

4.13 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Section 4.13 of the Company Disclosure Schedule or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; and (c) the Company Group has not taken any action which would have violated the covenants of the Company Group set forth in Section 6.1 herein nor has any such event which would have violated the covenants of the Company Group set forth in Section 6.1 occurred.

4.14 Properties; Title to the Company Group’s Assets.

(a) The items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is in the control of the Company or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the IFRS Financials or acquired after Balance Sheet Date. No such asset is subject to any Liens other than Permitted Liens. The Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted. No assets (whether real or personal, tangible or intangible, and including any trademark, trade name, license, domain names, invention, patent, trade secret, trade dress, copyright, software programs, databases, trade secrets and Know-How) used by the Company Group to carry out its business as now conducted are held or sub-licensed by the Company Group’s Affiliates (other than the Company Group) or other related parties.

4.15 Litigation. Except as set forth on Section 4.15 of the Company Disclosure Schedule, (a) there is no Action (or any basis therefore) pending against, or to the knowledge of the Company Group, threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Shares, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements; (b) there are no outstanding Orders against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement; (c) each member of the Company Group is not, and has not been since December 31, 2020, subject to any Actions with any Authority. No Authority has commenced, or to the knowledge of the Company Group, threatened to initiate any Action against the Company Group to enjoin the marketing, sale, offer, distribution or provision of any Service.

4.16 Contracts.

(a) True, correct and complete copies of Material Contracts have been delivered to or made available to Parent or its Representatives. Any Contract, oral or written to which the Company Group is a party or is bound by falling within the following categories is a “Material Contract”:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $500,000 or more (other than standard purchase and sale orders and agreements entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $100,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (1) has continuing obligations for payment of annual compensation of at least $50,000 (other than oral arrangements for at-will employment), (2) has severance or post termination obligations to such Person, or (3) has an obligation to make a payment upon consummation of the Transactions or as a result of a change of control of the Company Group;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of any Person or any business unit or assets by the Company Group or which the Company Group has any continuing obligation with respect to an “Earn-out”;

(vi) all Contracts with the Top Customers and the Top Suppliers of the Company Group;

(vii) all Contracts for licensing agreements, including Contracts licensing the Intellectual Property Rights, other than (1) “shrink wrap” licenses, and (2) non-exclusive licenses granted in the ordinary course of business;

(viii) all Contracts (1) under which the Company Group is currently: (A) licensing or otherwise providing the right to use to any third party any Intellectual Property Rights owned by the Company Group, or (B) licensing or otherwise receiving the right to use from any third party any Intellectual Property Right, with the exception of (I) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company Group, with a dollar value individually not in excess of US$250,000, (II) any Contract related to open source software, or (III) any Contract under which the Company Group licenses any of its Intellectual Property Rights in the ordinary course of business, and (2) under which the Company Group has entered into an agreement not to assert or sue with respect to any Intellectual Property Right;

(ix) without duplication with (viii), all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group;

(x) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi) without duplication with (iii), all Contracts between any member of the Company Group and any shareholder, director, officer or employee of the Company Group or any of the foregoing Persons’ respective Affiliates (except for standard employment agreements with any employee, director or officer of the Company Group) or a member of the immediate family of the foregoing Persons;

(xii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $1,000,000 per year;

(xiii) any Contract prohibiting or restricting in any respect the ability of any member of the Company Group to engage in any business, to solicit any potential customer, or to operate in any geographical area (including the ability to compete in any line of business or with any Person or in any geographic area);

(xiv) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $500,000;

(xv) all Contracts relating to any currency or interest hedging arrangement;

(xvi) any Contract involving a loan or advance to, or investment in, any Person other than the Company Group or any Contract relating to the making of any such loan, advance or investment;

(xvii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xviii) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party;

(xix) any Contract with any Authority, including, without limitation, any Contract relating to a settlement, conciliation or similar agreement with any Authority pursuant to which any member of the Company Group would have any outstanding obligation as of the date hereof;

(xx) any Contract relating to or in connection with any resolution or settlement of any actual or threatened Action in excess of US$250,000;

(xxi) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the Transactions or the amount or value thereof will be calculated on the basis of any of the Transactions;

(xxii) any Contract with any Person (1) pursuant to which the Company or any Subsidiary of the Company (or Purchaser or any of its Affiliates after the Closing) may be required to pay milestone, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (2) under which the Company or any Subsidiary of the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any member of the Company Group product or Intellectual Property Rights;

(xxiii) any Contract granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of its Subsidiaries; and

(xxiv) any reseller or distribution agreement, volume purchase agreement, or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $250,000 or pursuant to which the Company Group has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

(b) Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor any other party thereto, is or has been alleged to be in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) the Company Group has not received any written claim or notice of breach of or default under any Contract, (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Contract, (v) no party to any Contract that is a customer of or supplier to the Company Group has canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, any member of the Company Group, and (vi) no Contract (1) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (2) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Parent or any of its Affiliates.

(c) None of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company Group or to a loss of any benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) The Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness in all respects.

(e) Each of the transactions between the Company Group and any shareholder, officer, employee or director of the Company Group or any of the foregoing Persons’ respective Affiliates entered into or occurring prior to the Closing is (i) an arms-length transaction with fair market price and does not impair the interests of the Shareholders; and (ii) transaction duly approved by the board of directors in accordance with the Organizational Documents of such Company Group (if applicable). There is no transaction, arrangement or other relationship between the Company Group and any shareholder, officer, employee or director of the Company Group or any of the foregoing Persons’ respective Affiliates which has had or would reasonably be expected to have a Material Adverse Effect.

4.17 Licenses and Permits.

(a) Section 4.17 of the Company Disclosure Schedule contains accurate and complete copies of each license, franchise, permit, registration, Order or approval or other similar authorization affecting, or relating in any way to, the Business, including the Marketing Approvals, the Regulatory Permits, and the Regulatory Transfer Approvals, if any (the “Permits”), together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions. The Company Group has all Permits, governmental licenses, franchises, authorizations, consents and approvals necessary or required to own and operate its properties, assets and carry on the Business. Except as would not individually or in the aggregate be material to the Company Group, the Company Group has fulfilled all notification requirements with the relevant Authorities required for the Business and the operations of the Company Group.

(b) There are no citations, decisions, adjudications or written statements by any Authority or consent decrees or other Orders received by the Company Group stating that any Service marketed, sold, offered, distributed or provided by the Company Group is defective or unsafe or fails to meet any standards or requirements promulgated by any such Authority (collectively, “Safety Notices”). There have been no material complaints with respect to any Services, and there are no facts that would be reasonably likely to result in either of the following: (i) a Safety Notice or a liability with respect to any Services, or (ii) a termination or suspension of provision of any Services (for the avoidance of doubt, mere termination or suspension of the provision of any Service to a particular individual patient alone would not constitute a breach of this Section 4.17(b)(ii)).

4.18 Compliance with Laws; Regulatory Matters.

(a) Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, the Company Group, and each of its directors, officers, and to the knowledge of the Company Group, each of its employees, agents and other Persons acting on its behalf is, and has been, in compliance with all applicable Laws and Orders entered by any court, arbitrator or other Authority, domestic or foreign, including but not limited to the applicable data privacy Laws, applicable privacy related Laws, applicable intellectual property Laws, the applicable Laws regarding employment and employment practices, the applicable Environmental Laws and all applicable regulations promulgated by the relevant Authorities, and is not in violation of, has not violated, and is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any such applicable Laws or Orders, nor is there any basis for any such charge, and since December 31, 2020 the Company Group has not received any subpoenas by any Authority. All approvals, permits, licenses and registrations required under all applicable Laws and Orders for the due and proper establishment and operation of each member of the Company Group have been duly obtained from the relevant Authorities or completed in accordance with the relevant Laws or Orders, and are in full force and effect. The Company Group has all Permits and is in compliance thereof in all material respects. In respect of the approvals, permits, licenses and registrations requisite for the conduct of any part of the Business which are subject to periodic renewal, the Company Group has no reason to believe that such requisite renewals will not be timely granted by the relevant Authorities. The Company Group has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance in all material respects with all relevant legal requirements and with all requisite approvals, permits, licenses and registrations granted by the competent Authorities.

(b) The Company Group has filed, maintained, submitted or furnished all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by applicable Laws or Orders for the Business and operation of the Company Group, including the Regulatory Documentation (the “Company Filing Documents”), and all such Company Filing Documents were complete and accurate on the date filed in all respects (or were corrected or supplemented by a subsequent submission).

(c) Neither the Company Group, nor any of its officers, directors, or to the knowledge of the Company Group, any of its employees and agents is subject to a governmental inquiry, investigation, proceeding, or other similar Action that could reasonably be expected to result in debarment, suspension, or exclusion.

(d) Neither the Company Group, nor any of its officers, directors or employees are included on the list of excluded individuals/entities maintained by the Authorities in the jurisdictions in which the Company Group operates.

(e) Neither the Company Group, nor any of its officers or directors, or to the knowledge of the Company Group, any of its employees and agents (i) is a party to a corporate integrity agreement with any Authorities, or (ii) has entered into or its negotiating a settlement agreement with an Authority relating to any applicable Laws or Orders.

(f) To the knowledge of the Company, each officer, director, employee, agent, or representative of the Company or any of its Subsidiaries who is or has been an author of any research published in journal or publication is, and has been, in connection with such publications, in compliance with the applicable disclosure requirements of the journals, research sponsors, and any institutions’ research policies with which such individual must comply.

(g) All arrangements involving the offer, sale, or issuance of an equity interest in the Company or any of its Subsidiaries by the Company, any of its Subsidiaries or their respective representatives are, and have been, memorialized in writing and in compliance with applicable Laws or Orders.

(h) None of the Company or any Subsidiary of the Company, nor any senior officers or directors, has received notice from any Authority that (i) any Permits or the renewal thereof with respect to the Business and Services will not or is likely not to be issued, or (ii) asserting in writing that any Company Filing Documents provided to such Authority contains deficiencies or will not be accepted based on data integrity or other compliance concerns.

(i) None of the Company nor any Subsidiary of the Company, nor any senior officers or directors has (i) made an untrue statement of a fact or fraudulent statement to any Authority; (ii) failed to disclose a fact required to be disclosed to any Authority.

(j) None of the Company nor any Subsidiary of the Company nor any of their respective senior officers or directors or service vendors, has received written notice of (i) any alleged noncompliance or major or critical findings, as a result of any internal audit or inspection or any audit or inspection performed by or on behalf of an Authority or other Person, or (ii) any alleged falsification or fraudulent activity regarding any Company Filing Documents generated or submitted to such Authority or other Person. True and complete copies of any such audit, inspection, and corrective action material that are in the possession or control of the Company or any Subsidiary of the Company as of the date of this Agreement, if any, have been made available to the Parent Parties.

(k) Since December 31, 2020, there have been no disruptions in any such IT Assets that adversely affected the Company’s and its Subsidiaries’ business or operations. The Company does not have in its possession or control any confidential or any sensitive personal information.

4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Intellectual Property Rights owned (or partially owned) by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) exclusive licenses pursuant to which any Person is authorized to use such Intellectual Property Rights.

(b) Section 4.19(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Intellectual Property Rights licensed by a third party to the Company Group (the “Licensed Intellectual Property Rights”), specifying: (i) the nature of such Intellectual Property Right; (ii) the owner(s) of such Intellectual Property Rights; and (iii) the jurisdictions by or in which such Intellectual Property Rights have been issued or registered. The Licensed Intellectual Property Rights constitute all of the Intellectual Property Rights used in the conduct of the Business or the operation of the Company Group.

(c) The Company Group owns free and clear of all Liens, or has the valid right or license to use, all products, materials, scripts, pictures, software, tools, software tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, software, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its Business as currently conducted or as proposed to be conducted together with all Intellectual Property Rights in or to all of the foregoing. The Licensed Intellectual Property Rights is not subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Authority or agency or nonprofit organization. The Licensed Intellectual Property Rights is not the subject of any current opposition, cancellation, or similar proceeding before any Authority. The Company Group is not subject to (i) any injunction or other specific judicial, administrative, or other Order that restricts or impairs its use of any Licensed Intellectual Property Right, or (ii) any current proceeding that the Company Group reasonably expects would adversely affect the use by the Company Group of any Licensed Intellectual Property Right.

(d) The operation of the Company Group and the conduct of the business and the use of the Licensed Intellectual Property Rights by the Company Group, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, do not infringe upon, misappropriate, or otherwise violate and have not infringed upon, misappropriated or otherwise violated the Intellectual Property Rights of any Person or any applicable Law and is in accordance, with the applicable license pursuant to which the Company Group has acquired the right to use any Intellectual Property Rights. Since December 31, 2021, there has been no Action threatened against the Company Group alleging that the conduct of the business or activities of the Company Group (including the commercialization and exploitation of their services) is infringing upon, misappropriating or otherwise violating or has infringed upon, misappropriated or otherwise violated any Intellectual Property Right of any Person, nor are there any facts or circumstances that would form the basis for any such Action. Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(e) No employees, agents, consultants or contractors have contributed to or participated in the creation or development of any Intellectual Property Rights on behalf of the Company Group or any predecessor in interest thereto.

(f) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any Licensed Intellectual Property Rights not be licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any respect.

(g) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets, Know-How and other Intellectual Property Rights that are confidential and all other confidential information, data and licensed by the Company Group or otherwise used in the operation of the Business. There has been no unauthorized disclosure or use of any Person’s trade secrets by any officer, employee, contractor, or consultant of the Company Group, and none of the Company Group’s trade secrets, Know-How have been disclosed to any Person except pursuant to valid and appropriate written non-disclosure agreements or license agreements containing appropriate limitations on use, reproduction, or disclosure. Each of the Company Group’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property Right has executed and delivered to the Company Group a written legally binding agreement with customary terms restricting the use and disclosure of such confidential information. The Company Group has implemented and maintain reasonable and appropriate disaster recovery and security plans, procedures and facilities and has taken other reasonable steps to safeguard its confidential information and information technology systems used in the operation of the business of the Company Group, from unauthorized or illegal access and use or loss of confidentiality, integrity or availability. There has been no breach of the Company Group’s security measures wherein any trade secrets have been disclosed or may have reasonably been disclosed without authorization to any Person.

(h) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property Rights and used in connection with the business.

4.20 Customers and Suppliers.

(a) Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list of the Company Group’s ten (10) largest customers (the “Top Customers”) and the ten (10) largest suppliers (the “Top Suppliers”) as measured by the dollar amount of purchases therefrom or thereby, for the Company’s fiscal year ended 2023 and 2024, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period.

(b) Except as set forth on Section 4.20 of the Company Disclosure Schedule, no supplier or customer listed on Section 4.20 of the Company Disclosure Schedule has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.

4.21 Accounts Receivable and Payable; Loans.

(a) All accounts receivables and notes of the Company Group reflected on the IFRS Financials, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. The accounts payable of the Company Group reflected on the IFRS Financials, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account receivable or note that could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Section 4.21(b) of the Company Disclosure Schedule, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Section 4.21(c) of the Company Disclosure Schedule separately identifies any and all accounts receivables or notes of the Company Group which are owed by any Affiliate of the Company Group as of June 30, 2024. Except as set forth on Section 4.21(c) of the Company Disclosure Schedule, the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

4.22 Pre-payments. The Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.23 Employees.

(a) Section 4.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each of the Key Personnel of the Company Group as of the date of this Agreement (“Key Personnel”), setting forth the name, title for each such Person.

(b) Except set forth on Section 4.23(b) of the Company Disclosure Schedule, the Company Group is not a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

4.24 Employment Matters.

(a) The Company Group has previously delivered to the Parent Parties true and complete copies of the form of all employment agreements, confidentiality, non-solicitation, non-competition, intellectual right agreements and commission agreements, if applicable (the “Labor Agreements” ), and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as disclosed on Section 4.24(b) of the Company Disclosure Schedule:

(i) to the knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company Group does not have any labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

4.25 Withholding. Except as set forth on Section 4.25 of the Company Disclosure Schedule, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the IFRS Financials in all respects. All reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.26 Real Property.

(a) Section 4.26 of the Company Disclosure Schedule sets forth a true, correct and complete list of the Real Property owned by the Company. The Company has good and valid title to the Real Property described in Section 4.26 of the Company Disclosure Schedule, free and clear of all Liens (except for the Permitted Liens).

(b) Section 4.26 of the Company Disclosure Schedule contains an accurate and complete list of the Leased Real Property. The Company Group has sufficient and legally enforceable rights to use each parcel of the Leased Real Property. The Company has made available to Parent Parties true and complete copies of all Leases in respect of the Leased Real Property. The Company Group has a good and valid leasehold or sub-leasehold interest in each relevant parcel of the Leased Real Property, free and clear of all Liens, other than Permitted Liens. Each Lease is legal, valid, binding, enforceable and in full force and effect. The Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Company Group has not collaterally assigned or granted any other security interest in such Lease or any interest therein. The Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease. The Company Group is not in breach or violation of, or default under any Lease and, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c) As of the date hereof, no party to any Lease has given written notice to the Company Group of, or made a written claim against the Company Group with respect to, any breach or default thereunder. As of the date hereof, the Company Group has not received written notice of the existence of any outstanding Order and there is no such Order threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Leased Real Property.

4.27 Tax Matters.

(a) The Company Group has filed all Tax Returns required by applicable Law to be filed by the Company Group; all Taxes (whether or not shown on any Tax Returns) due and owing by the Company Group have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS; and all such Tax Re-turns were true, complete and correct in all respects.

(b) There is no Action, audit or claim now in progress against the Company Group in respect of any Tax, nor has any Action for additional Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

(c) No written claim has been made by any Tax authority in a jurisdiction where the Company Group has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) The Company Group is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course and not relating primarily to Taxes).

(e) The Company Group has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) The Company Group has no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than extensions requested in the ordinary course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company Group that will remain outstanding as of the Closing Date.

(g) The Company Group has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any assets of the Company Group other than Permitted Liens.

(i) The Company Group has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise or similar agreement with any Tax authority in respect of which the Company Group could have any Tax Liability after the Closing. The Company Group has no request for a ruling in respect of Taxes pending between the Company Group and any Tax authority.

(j) The Company Group (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes nor (ii) has Liability for the Taxes of any Person (other than the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course and not relating primarily to Taxes), or otherwise by Law.

(k) The Company Group has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) The Company Group will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period on or before the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before the Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law) arising on or before the Closing; (v) prepaid amount received or deferred revenue accrued on or after January 1, 2019 and prior to the Closing outside the ordinary course, (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) any entity in the Company Group that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Company Group within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing or (ix) election made pursuant to Section 965(h) of the Code.

(m) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company Group in filing Tax Returns.

4.28 Environmental Laws.

(a) The Company Group has complied with all federal, state and local Environmental Laws and has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) handled, generated, disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; (iii) conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by the Company Group, or (iv) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group.

(b) No Company Group is required by any Environmental Law (i) to perform an environmental audit or environmental assessment for Hazardous Materials, or (ii) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(c) The Company Group (or any other Person to the extent giving rise to liability for the Company Group) has not manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any, Hazardous Materials in each case, so as to give rise to any liability (contingent or otherwise) to the Company Group, taken as a whole, under any Environmental Laws.

4.29 Powers of Attorney and Suretyships. Except as set forth in Section 4.29 the Company Disclosure Schedule, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the IFRS Financials.

4.30 Directors and Officers. Section 4.30 of the Company Disclosure Schedule sets forth a true, correct and complete list of all directors and officers of the Company Group.

4.31 Finders’ Fees. With respect to the Transactions, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent Parties or any of its Affiliates (including the Company Group following the Closing) upon consummation of the Transactions.

4.32 Certain Business Practices. The Company Group, its officers, directors, employees, agents, representatives or other Persons acting on its behalf, have complied with and are in compliance in all respects with Anti-Corruption Laws. Neither the Company Group nor any of its officers, directors, employees, agents, representatives or other Persons acting on its behalf, (a) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (i) any Government Official or (ii) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (i) and (ii) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (b) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. The Company Group has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

4.33 Sanctions; Anti-Money Laundering Laws. Neither the Company Group nor any of the Company Group’s Affiliates or its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (a) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria). The operations of the Company Group are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company Group conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority.

4.34 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.35 Government Contracts. None of the Company Group is party to: (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Authority, on the other hand (other than state-owned enterprises), or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services (other than state-owned enterprises) (each of clause (a) and (b), a “Government Contract”). Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Government Contract.

4.36 Insurance. All of the policies of insurance held by, or for the benefit of, the Company Group with respect to policy periods that include the date of this Agreement are in full force and effect, and all premiums due and payable thereon have been paid; and the Company Group has not received any written notice of cancellation or termination of any of such policies or of any changes that are required in the conduct of the business of the Company Group as a condition to the continuation of coverage under, or renewal of, any of such policies. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has obtained and maintains all insurance policy required to be obtained and maintained by it in accordance with the applicable Law and Order, and all such insurance policies are in full force and effect, and all premiums due and payable thereon have been paid.

4.37 Other Information. Neither this Agreement nor any of the documents or other information made available to the Parent Parties or their Affiliates, attorneys, accountants, agents or other Representatives pursuant hereto or in connection with Parent Parties’ due diligence review of the business, assets, capitalization and other matters of the Company Group or the Transactions (including the information supplied or to be supplied by the any member of the Company Group expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby) contains any untrue statement of a fact or omits to state a fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances in which they were made not misleading. The Company Group has provided the Parent Parties with all requested and all information regarding the operation and the business conducted by the Company Group.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

The Parent and the Purchaser (when formed) hereby, jointly and severally, represent and warrant to the Company Group that, except as disclosed in the Parent SEC Documents, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this ARTICLE V to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of ARTICLE V to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Parent on a consolidated basis with its Subsidiaries (for the avoidance of doubt, excluding the Company Group).

5.1 Corporate Existence and Power. Parent is a business company duly incorporated, validly existing in Delaware and in good standing in Delaware. Each of the Parent Parties has or will have all requisite power and authority, corporate and otherwise to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted before the Closing.

5.2 Corporate Authorization. The execution, delivery and performance by the Parent Parties of this Agreement and the Additional Agreements (to which any of them is a party to) and the consummation by the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Parent Parties and have been duly authorized by all necessary corporate action on the part of Parent Parties to the extent required by their respective Organizational Documents, applicable Laws or any contract to which it is a party or by which its securities are bound other than the Required Parent Shareholder Approval. This Agreement has been duly executed and delivered by the Parent Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which any of them is a party to) will constitute, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3 Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by the Parent Parties of this Agreement or any Additional Agreements (to which any of them is a party to) requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4 Finder Fees. Except as set forth in Section 5.4 the Parent Parties Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company Group, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.5 Non-Contravention. Assuming that the Required Parent Shareholder Approval has been obtained, the execution, delivery and performance by the Parent Parties of this Agreement or any Additional Agreements (to which any of them is a party to) do not and will not (a) contravene or conflict with the Organizational Documents of Parent, or (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Parent Parties, except, in each case of clauses (a) and (b), for any contravention or conflicts that would not reasonably be expected to have a material adverse effect on the Parent Parties.

5.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Parent Parties are bound, applicable Law or the Parent Parties’ Organizational Documents.

5.7 Capitalization.

(a) Parent. As of the date hereof, the Parent is authorized to issue a maximum of 505,000,000 shares, $0.0001 par value, divided into three classes of shares, namely: (a) 500,000,000 Parent Common Stocks, $0.0001 par value, and (b) 5,000,000 preferred shares, $0.0001 par value, of which 6,836,594 Parent Common Stocks is issued and outstanding as of the date hereof. As of the date of this agreement, 19,037,520 Parent Common Stocks are reserved for issuance with respect to the Parent Warrants and Parent Rights. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Common Stocks are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s Organizational Documents and Parent SEC Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stocks or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Purchaser. Upon formation, the Purchaser will be authorized to issue a maximum of 1,000,000,000 ordinary shares with no par value, consisting of 900,000,000 Class A ordinary shares with no par value and 100,000,000 Class B ordinary shares of no par value. No other shares of capital stock or other voting securities of the Purchaser will be issued, reserved for issuance or outstanding. All issued and outstanding ordinary shares of the Purchaser will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Purchaser’s Organizational Documents or any contract to which the Purchaser will be a party or by which the Purchaser will be bound. Except as will be set forth in the Purchaser’s Organizational Documents, there will be no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any ordinary shares of the Purchaser or any capital equity of Purchaser. There will be no outstanding contractual obligations of the Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by any Parent Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

5.9 Trust Fund. As of the date of this Agreement, the Parent has approximately $3,400,000 (including the Deferred Underwriting Amount) in the trust fund established by the Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account located in the United States maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person (other than the public shareholders holding Parent Common Stocks sold in the Parent’s IPO who shall have elected to redeem their Parent Common Stocks pursuant to the Parent’s Organizational Documents and the underwriters of the IPO with respect to the Deferred Underwriting Amount) to any portion of the funds in the Trust Account, except as otherwise disclosed. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of the Parent and the Investment Management Trust Agreement. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the knowledge of the Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account, except as disclosed in the Parent SEC Documents. Since the consummation of the Parent’s IPO, the Parent has not released any money from the Trust Account (other than as permitted by the Investment Management Trust Agreement and the IPO Prospectus, including in connection with the Parent Shares Redemption and tax obligations). Except as otherwise agreed upon by the Company and the Parent, upon the consummation of the transactions contemplated hereby, the Parent shall have no further obligation under either the Investment Management Trust Agreement or the Organizational Documents of the Parent to liquidate or distribute any assets held in the Trust Account, and the Investment Management Trust Agreement shall terminate in accordance with its terms.

5.10 Listing. As of the date hereof, the Parent Units, Parent Common Stocks, Parent Public Warrants and Parent Rights are traded over-the-counter, with trading symbols “IMAQU,” “IMAQ,” “IMAQW,” and “IMAQR”, respectively.

5.11 Board Approval. The board of directors of the Parent (including any required committee or subgroup of such boards), unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Parent Parties, as applicable, and (c) solely with respect to the board of directors of the Parent, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

5.12 Parent SEC Documents and IFRS Financials.

(a) Parent has filed or furnished all material statements and other documents required to be filed by it with the SEC since December 31, 2023, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Documents”). None of the Parent SEC Documents, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Except as disclosed in the Parent SEC Documents, the financial statements (including, in each case, the notes and schedules thereto) included or incorporated by reference in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC in effect as of the respective dates thereof, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of the Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

5.13 Litigation. As of the date hereof, there is no Action pending against any Parent Party or that affects any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements other than as would not, individually or in the aggregate, have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated by this Agreement or any of the Additional Agreements.

5.14 Compliance with Laws. No Parent Party is in violation of, has violated, or, to the knowledge of the Parent, under investigation with respect to any violation or alleged violation of, any Law, or Order entered by any Authority, domestic or foreign in any material respect, and no Parent Party has previously received any subpoenas by any Authority.

5.15 Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

ARTICLE VI
COVENANTS OF THE COMPANY GROUP AND THE PARENT PARTIES PENDING CLOSING

Each of the members of the Company Group and the Parent Parties (when formed, as applicable) covenants and agrees that:

6.1 Conduct of the Business.

(a) From the date hereof through the Closing Date and except for any acts taken to complete the Restructuring, each party shall, and shall cause its Subsidiaries to, (A) conduct its respective business only in the ordinary course consistent with past practice (including the payment of accounts payable and the collection of accounts receivable), (B) not enter into any material transactions without the prior written consent of the other party, (C) use its commercially reasonable efforts to preserve intact its respective assets, keep available the products and services of its respective current officers and key employees and maintain in all material respects the current relationships with its respective suppliers, customers and other third parties with which such party has material business relations, and (D) comply with all Laws applicable to it and its Subsidiaries and their respective businesses, assets and employees in all material respects. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement (including without limitation any actions taken to complete the Restructuring under Section 7.8) or as required by applicable Law, or in connection with any extension of the period by which the Parent has to consummate a business combination (an “Extension”), from the date hereof until the Redomestication Merger Effective Time, without the prior written consent of the other party (which shall not be unreasonably withheld), each of the Company Group and the Parent Parties, as applicable, shall not and shall not permit its Subsidiaries to:

(i) amend, modify or supplement the Organizational Documents of the Company or its Subsidiaries or the Parent Parties, other than pursuant to this Agreement or such amendment, modification or supplement of the Organizational Documents of the Parent Parties in connection with the Extension; form or cause to be formed any new Subsidiary of the Company;

(ii) create, authorize or issue any shares or other securities of the Company (including Company Share Rights), or date, adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any changes in respect of any shares or other equity or voting securities of the Company or the Parent Parties other than pursuant to this Agreement;

(iii) modify, amend, enter into, terminate, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract has been entered into prior to the date hereof);

(iv) make any capital expenditures in excess of $5,000,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(v) sell, assign, transfer, lease, license, grant or incur any Lien on, or otherwise dispose of any of the Company Group’s or the Parent Parties’ assets or properties, including Intellectual Property Rights and Leased Real Property, in excess of $500,000 (individually or in the aggregate), except sales of products to customers in the ordinary course of business consistent with past practice;

(vi) abandon or permit to lapse any rights to any Intellectual Property Right;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its share capital, or pay, declare or promise to pay any other payments to any shareholder (other than, in the case of any shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(viii)  (A) enter into any new employment or compensatory agreements, or terminate any such agreements, with any employee of the Company Group other than the hiring or termination of employees with a per employee aggregate annual compensation of less than US$100,000, (B) grant or provide any severance, retention, change of control or termination or similar payments or benefits to any employee of the Company Group other than as required by Law, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any employee of the Company Group except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Company Group, taken as a whole, by more than 5%, (D) accelerate or amend the terms of any equity awards to any employee of the Company Group or any other Person or allow any equity awards to become vested prior to, on or immediately after the Closing Date, (E) establish, adopt, amend or terminate any equity based incentive plan, or (F) grant any equity or equity based compensation awards;

(ix) increase or authorize the increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group or the Parent Parties;

(x) obtain or incur any additional loan or other Indebtedness in excess of $5,000,000 or assume, guarantee, or otherwise become responsible for or the obligations of any Person for Indebtedness, other than any loan or other Indebtedness incurred by the Parent Parties in connection with the Extension;

(xi) suffer or incur any Lien on the Company Group’s or the Parent Parties’ assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii) suffer any insurance policy protecting any of the Company Group’s or the Parent Parties’ assets with an aggregate coverage amount in excess of $200,000 to lapse;

(xiv) assume, guarantee, or otherwise become responsible for the obligations of any Person for Indebtedness;

(xv) commence, settle, release, waive or compromise any Action of or against any member of the Company Group for an amount in excess of $2,500,000;

(xvi) adopt or enter into a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group;

(xvii) acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of shares or assets, any assets, securities or properties, in aggregate, with a value or purchase price in excess of $2,500,000 in any transaction or related series of transactions;

(xviii) fail to maintain in full force and effect insurance policies covering the Company Group and its properties, assets and businesses in a form and amount consistent with past practices;

(xix) make any change in its accounting principles or methods of accounting, other than as may be required by the applicable accounting principles or applicable Law;

(xx) extend any loans or advances to any Person other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $50,000 or $70,000 in the aggregate;

(xxi) issue, sell, transfer, pledge, dispose of, place any Lien, redeem or repurchase any shares or other equity or voting securities of any member of the Company Group, or issue or grant any securities exchangeable for or convertible into any shares or other equity or voting securities of any member of the Company Group;

(xxii)  make, change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Authority, or incur any material amount of Taxes outside of the ordinary course of business consistent with past practice;

(xxiii) disclose or agree to disclose to any Person (other than the Parent Parties or any of their Representatives) any trade secret or any other material confidential or proprietary information, Know-How or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(xxiv) waive the restrictive covenant obligations of any current or former employee, director or other service provider of the Company or any of the Company’s Subsidiaries;

(xxv) amend in a manner detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any Permits required for the conduct of the business of the Company or any of the Company’s Subsidiaries; or

(xxvi)  undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Parent shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the Parent Parties shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to Parent, except in connection with the Extension.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

6.2 Exclusivity.

(a) During the applicable Exclusivity Period and other than in connection with the transactions contemplated hereby, the Company Group, on the one hand, and the Parent Parties, on the other hand, shall not, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction, (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction; (v) otherwise facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction, (vi) grant any waiver, amendment or release under the anti-takeover Laws, or (vii) prepare or take any steps in connection with a public offering of any equity securities of the Company, or a newly formed holding company of the Company.

(b) In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Parent Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company Group and the Parent Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company Group or the Parent Parties (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section 6.1(c).

(c) “Exclusivity Period” means, the period from the Signing Date until the earlier of (i) the termination of this Agreement in accordance with ARTICLE XII and (ii) the Closing.

(d) “Alternative Transaction” means any of the following transactions involving the Company Group or the Parent Parties (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the Parent Parties in a single transaction or series of transactions, except as expressly permitted by the terms of this Agreement.

6.3 Access to Information. From the date hereof until and including the Closing Date, and subject to applicable Laws, the Company Group and the Parent Parties shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the assets, offices, properties, facilities, personnel, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the Parent Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section 6.3 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Parent Parties and, provided further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Parent Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

6.4 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Parent Parties or any of the Company Group’s or the Parent Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Effect or a material adverse effect on the Parent Parties; and

(e) any material inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied.

6.5 SEC Filings.

(a) The Company Group acknowledges that:

(i) the Parent’s shareholders must approve the transactions contemplated by this Agreement prior to the Share Purchase contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its shareholders requiring Parent to prepare and file with the SEC a Proxy Statement and Registration Statement;

(ii) the Parent Parties will be required to file quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Parent will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Parent Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Parent Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information requested by the Parent Parties in connection with any filing with the SEC.

(c) Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Parent Party’s stockholders or shareholders with respect to the Proxy Statement and the Registration Statement, as applicable, shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide the Parent Parties with such information as shall be reasonably requested by the Parent Parties for inclusion in or attachment to the Proxy Statement, and the Registration Statement, as applicable, that is accurate in all respects and complies as to form in all respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement, the Registration Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to the Parent Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.6 Financial Information.

(a) By no later than 31 May, 2025, the Company Group shall deliver to the Parent Parties audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2023 and December 31, 2024, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, each audited in accordance with the requirements of the Public Company Accounting Oversight Board; all prepared in conformity with IFRS under the standards of the Public Company Accounting Oversight Board (the “IFRS Financials”). The IFRS Financials shall be (1) prepared from the Books and Records of the Company; (2) prepared on an accrual basis in accordance with IFRS applied on a consistent basis throughout the periods indicated; (3) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (4) contain and reflect adequate provisions for all Liabilities for all Taxes applicable to the Company with respect to the periods then ended. The IFRS Financials will be complete and accurate and fairly present and reflect, in all respects, the financial position of the Company Group as of the dates thereof and the results of operations and cash flows of the Company as of the date thereof and for the periods reflected therein and will be audited in accordance with the standards of the PCAOB for public companies. The auditors engaged to audit the IFRS Financials shall be an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB. The Company Group will provide additional financial information as reasonably requested by the Parent Parties for inclusion in any filings to be made by the Parent Parties with the SEC which the Company Group shall cause such information to be reviewed or audited by the Company Group’s auditors as required by SEC or its rules and regulations or reasonably requested by the Parent Parties.

(b) Each of the consolidated balance sheets of the Company Group, in the case of documents that will be filed with the SEC after the date of this Agreement, will fairly present, the consolidated financial position of the Company as of its date, and each of the consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company Group, in the case of documents to be filed with the SEC after the date of this Agreement, will fairly present, the consolidated results of operations, accumulated deficit and cash flows, as applicable, for the periods set forth therein (subject, in the case of unaudited financial statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case, in accordance with IFRS during the periods presented, except as may be disclosed therein or in the notes thereto (or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). At the time each such financial statement is filed, such financial statement will comply in all respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

6.7 Trust Account. The Company Group acknowledges that, at the Closing and concurrently with the Redomestication Merger Effective Time, the Parent Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (a) all amounts payable to the Parent’s public shareholders who have validly redeemed their Parent Common Stock in connection with the shareholder vote on the Parent Shareholder Approval Matters, (b) the expenses and liabilities of the Parent Parties to the third parties to which they are owed, including but not limited to the loan to Polar Asset Management Partners (c) the Deferred Underwriting Amount to the underwriters in the IPO and (d) the remaining monies in the Trust Account will be used to for working capital and general corporate purposes of the Company Group. Except as otherwise expressly provided in the Investment Management Trust Agreement, the Parent Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company (which shall not be unreasonably withheld).

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent Parties (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Parent Parties in effect on the date hereof and disclosed in Section 6.8(a) of the Parent Parties Disclosure Schedule, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Share Purchase, Purchaser shall cause the Organizational Documents of Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Parent Parties to the extent permitted by applicable Law. The provisions of this Section 6.8 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Redomestication Merger Surviving Corporation post Closing shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 6.8(b) an annual premium amount in excess of 300% of the amount per annum payable by the Parent under its current effective D&O insurance policies as of the date of this Agreement. Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Parent Parties to honor all obligations thereunder. If any claim is asserted or made within such six year period, the provisions of this Section 6.8(b) shall be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Section 6.8(c) of the Parent Parties Disclosure Schedule, which indemnification agreements shall continue to be effective following the Closing.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.8 shall survive the Redomestication Merger Effective Time and shall be binding, jointly and severally, on the Purchaser and all successors and assigns of the Purchaser for the longer of (i) six (6) years after the Redomestication Merger Effective Time or (ii) the lapse of the applicable statutes of limitations. In the event that the Purchaser or any of its successors or assigns consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Purchaser shall ensure that proper provision shall be made so that the successors and assigns of the Purchaser shall succeed to the obligations set forth in this Section 6.8.

6.9 No Trading. The Company Group acknowledge and agree that they are aware, and that directors and officers of the Company Group have been made aware, of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of the Parent in violation of such Laws, or cause or encourage any Person to do the foregoing.

6.10 Formation of Purchaser and Merger. As promptly as practicable after the Signing Date, no later than the day immediately prior to the Closing Date, Parent shall cause Purchaser to be formed under BVI Laws. Upon formation, Purchaser shall sign a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if party hereto on the Signing Date.

ARTICLE VII
COVENANTS OF THE COMPANY GROUP

7.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all respects, to all applicable Laws and Orders.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company Group shall use its commercially reasonable efforts to obtain each third party consents (including the Company Group Consents) as promptly as practicable hereafter.

7.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty-five (45) calendar days following the end of each six-month period beginning with the half year ending June 30, 2025, the Company Group shall deliver to Parent Parties, reviewed accounts of consolidated financial statements prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated. From the date hereof through the Closing Date, within ninety (90) calendar days following the end of each fiscal year, the Company Group shall deliver to Parent Parties audited accounts of consolidated financial statements prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated. The Company Group shall also promptly deliver to the Parent Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

7.4 Employees of the Company and the Manager. The Company Group shall use commercially reasonable efforts to procure each Key Personnel (and any other individuals who may be mutually agreed by Purchaser and the Company prior to the Closing), as a condition to their continued employment with the Company Group, to execute and deliver to the Company Group the employment agreements, including a term of at least one (1) years of services from the Closing Date, and customary non-disclosure, non-solicitation, non-compete and assignment of inventions and other customary restrictive covenant provisions, in each case effective as of the Closing and in form and substance reasonably acceptable to Purchaser, between each such Key Personnel and Purchaser or a Subsidiary of Purchaser, as applicable (the “Employment Agreements”). The restrictive covenant provisions shall include a restriction on engaging in competitive activities or soliciting clients for a period of two (2) years after the employees’ employment or business relationship with the Company Group ends. The Company shall be entitled to update the list of Key Personnel prior to the Closing; provided that any such update shall be subject to the Parent Parties’ prior written consent.

7.5 Transaction Financing. When formed, the Purchaser may enter into financing agreements (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, the “Transaction Financing”) on such terms as the Purchaser and the Company shall agree and, if requested by the Purchaser and agreed by the Company, the Company Group shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

7.6 Company Shareholder Approval. The Company shall take all action necessary to obtain the Requisite Company Vote as promptly as reasonably practicable (but in no event later than five (5) Business Days after the effectiveness of the Registration Statement), including convening an extraordinary general meeting of its shareholders or obtaining written consent from all of its shareholders.

7.7 Purchaser Incentive Plan. As soon as practicable after the date of this Agreement but in any event prior to the initial filing (including confidential filing) of the preliminary Proxy Statement/Registration Statement with the SEC, the Company Group shall prepare the Purchaser Incentive Plan in the form and substance that are reasonably satisfactory to the Purchaser. The Purchaser Incentive Plan will provide, among other things, that the equity awards for the maximum of 10% of the total issued and outstanding share capital of the Redomestication Merger Surviving Corporation would initially be available for grant under the Purchaser Incentive Plan immediately after the Closing.

7.8 Restructuring. The Company Group shall complete each of the steps of the restructuring, whereupon VNB shall become a wholly-owned subsidiary of the Company, including completion of all required filings and registrations with any relevant Authority, by no later than 30 June, 2025. Upon the completion of the Restructuring, the Company Group’s structure shall be as detailed in Exhibit G. The Company shall provide Parent with an update on the status of the Restructuring after the completion of any material step thereto and relevant documentation evidencing such update.

7.9 Covenant Not to Sue. The Company or Parent shall not, and shall ensure that each member of the Company Group and the Parent does not, bring any claim before any court, arbitrator or other tribunal in any jurisdiction, whether as a claim, a cross-claim, counterclaim, or otherwise, against any current or prior advisor, director, shareholder or officer of the Company Group or the Parent.

7.10 Additional Information. The Company Group shall provide all additional information requested by the Parent prior to Closing.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions.

8.2 Tax Matters.

(a) Parent and Purchaser hereto shall use their reasonable best efforts to cause the Redomestication Merger to qualify for the Redomestication Intended Tax Treatment, and none of Parent, Purchaser, the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Redomestication Merger Effective Time, would reasonably be expected to prevent or impede the Redomestication Merger from qualifying for the Redomestication Intended Tax Treatment.

(b) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Redomestication Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Redomestication Merger), and shall take no position inconsistent with the Redomestication Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Purchaser. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d) Within one hundred twenty (120) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Purchaser shall (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (iii) make such PFIC status determinations available to the shareholders of Purchaser as of immediately prior to the Redomestication Merger Effective Time. If Purchaser determines that it (or any of its Non-U.S. Subsidiaries) was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Purchaser shareholders as of immediately prior to the Redomestication Merger Effective Time and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 8.2(d), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) two (2) years after the end of Purchaser’s current taxable year or (y) such time as Purchaser has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

8.3 Settlement of the Parent Parties’ Liabilities. Concurrently with the Closing, all outstanding liabilities of the Parent Parties shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s or Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

8.4 Compliance with SPAC Agreements. The Company Group and Parent Parties (including their respective successors) shall comply with each of the applicable agreements entered into in connection with the IPO and the Extension, including that certain registration rights agreement, dated as of July 28, 2021 by and between Parent and the investors named therein.

8.5 Registration Statement.

(a) As promptly as practicable after the date hereof, Parent Parties and the Company shall prepare with the assistance, cooperation and best efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Redomestication Merger Surviving Corporation Ordinary Shares to be issued in the Redomestication Merger and Share Purchase, which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of the Parent an opportunity in accordance with Parent’s Organizational Documents and the IPO Prospectus to have their Parent Common Stock redeemed in conjunction with the shareholder vote on the Parent Shareholder Approval Matters as defined below (the “Parent Shares Redemption”). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at a special meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Redomestication Merger and the Share Purchase, by the holders of Parent Common Stock in accordance with the Parent’s Organizational Documents, BVI Companies Act, Delaware General Corporation Law, and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the Purchaser Incentive Plan, (iii) such other matters as the Company Group and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Redomestication Merger, the Share Purchase as contemplated under the agreement. (the approvals described in foregoing clauses (i) through (iii), collectively, the “Parent Shareholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Shareholder Approval (as defined below), whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; provided that, without the consent of the Company, in no event shall the Parent adjourn the Parent Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting. In connection with the Registration Statement, Parent and the Company Group will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Parent’s Organizational Documents, Delaware General Corporation Law, BVI Companies Act and the rules and regulations of the SEC and Nasdaq. The Parent and the Company Group shall cooperate in the preparation of the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Parent Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Parent and the Company will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Share Purchase and the transactions contemplated hereby.

(b) Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, Parent and their respective representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding to comments or inquiries from the SEC in a timely manner.

(c) Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Parent and Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Parent shall cause the Proxy Statement to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, Parent shall distribute the Proxy Statement to Parent’s shareholders in compliance with applicable Law, and, pursuant thereto, shall call the Parent Special Meeting in accordance with the Parent’s Organizational Documents, BVI Law and the rules and regulations of the SEC and Nasdaq for a date no later than thirty-five (35) Business Days following the effectiveness of the Registration Statement.

8.6 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the Parent Parties, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the Transactions (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Registration Statement.

8.7 Section 16 Matters. Prior to the Closing Date, the Parent Parties shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Parent Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company following the Closing, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.8 Issuance of Commitment Shares.

(a) At the Redomestication Merger Effective Time, the Redomestication Merger Surviving Corporation shall issue to each Person listed in the table labeled “Commitment Shares” in Exhibit A the aggregate number of Redomestication Merger Surviving Corporation Class A Ordinary Shares set out opposite such Shareholder’s name (the “Commitment Shares”).

(b) At the Redomestication Merger Effective Time, the Redomestication Merger Surviving Corporation shall issue to each Person listed in the table labeled “Additional Closing Shares” in Exhibit A the aggregate number of Redomestication Merger Surviving Corporation Class A Ordinary Shares set out opposite such Shareholder’s name.

(c) At the Redomestication Merger Effective Time, the Redomestication Merger Surviving Corporation shall issue to each Debt Holder the Debt Shares.

8.9 No Restriction on Parent. Notwithstanding anything provided in this Section 8.9, nothing in this agreement or in the Employment Agreements will restrict any of the Parent’s Affiliates, directors, officers, shareholders or Affiliates from completing a business combination with any other target, including in the same industry or market.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The Redomestication Merger shall have been consummated and the applicable certificates and the Articles of Merger have been filed in the appropriate jurisdictions.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) All applicable waiting periods (and any extension thereof) under the HSR Act or any other applicable anti-trust Laws shall have expired or been terminated.

(f) The Parent Shareholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Shareholder Approval”).

(g) This Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, including the Redomestication Merger, the Share Purchase, the update of the Closing ROM, shall have been authorized and approved by the board of directors of the Company and, if applicable, the holders of Company Shares constituting the Requisite Company Vote in accordance with the BVI Companies Act and the Company’s Organizational Documents.

(h) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(i) All Additional Agreements (other than the Employment Agreements) shall have been duly executed and delivered by all parties thereto, and such Additional Agreements shall be in full force and effect.

(j) The Parent Parties and the Company Group shall have received copies of all Governmental Approvals, if any, and no such Governmental Approval shall have been revoked.

9.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Parent Parties’ sole and absolute discretion, of all the following further conditions:

(a) Each of the Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company Group contained in ARTICLE IV in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar qualification or exception, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to ARTICLE IV, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to ARTICLE IV (if the representations and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) All Company Group Consents have been obtained, and no such consent shall have been revoked.

(d) The Parent Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e) The Parent Parties shall have received (i) a copy of memorandum and articles of association of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the board of directors of the Company authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, and (iv) a recent certificate of good standing as of a date no earlier than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.

(f) The Parent Parties shall have received a duly executed valuation report or fairness opinion from an independent investment banking firm, independent accounting firm or another independent firm that commonly renders valuation opinions of the Company Group’s valuation or that the transaction is fair to the Parent Parties from a financial point of view.

(g) The Parent Parties shall have received duly executed customary opinions from the Company’s local counsel in British Virgin Islands, and Vietnam in form and substance reasonably satisfactory to the Parent Parties, addressed to the Parent Parties and dated as of the Closing Date.

(h) The Parent Parties shall have received a copy of each of the Additional Agreements duly executed and delivered by all parties thereto (other than the Parent Parties), and such Additional Agreement shall be in full force and effect.

(i) All steps of the Restructuring shall have been duly completed to the reasonable satisfaction of the Parent Parties, and the Parent Parties shall have received copies of documents and materials evidencing such completion, in form and substance reasonably satisfactory to the Parent Parties.

(j) The Parent Parties shall have received the IFRS Financials, in form and substance reasonably satisfactory to the Parent Parties.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Parent Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Parent Parties contained in ARTICLE V of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or any similar qualification or exception, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a material adverse effect on the Parent Parties.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect on the Parent Parties or their ability to consummate the transactions contemplated by this Agreement, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Parent Parties to the effect set forth in clauses (a) through (c) of this Section 9.3.

(e) From the date hereof until the Closing, the Parent shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Parent Parties.

(f) The Parent Shares Redemptions shall have been completed in accordance with the terms hereof and the Proxy Statement.

(g) The directors designated by the Company shall have been appointed to the board of directors of the Purchaser, effective as of the Redomestication Merger Effective Time.

(h) The initial listing application of Purchaser shall have been approved by Nasdaq.

9.4 Frustration of Conditions. None of the Parent Parties or the Company may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the transactions contemplated hereby.

ARTICLE X
SURVIVAL

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall not survive the Closing.

ARTICLE XI
DISPUTE RESOLUTION

11.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)  Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) under the UNCITRAL Arbitration Rules in force when the notice of Arbitration is submitted, as modified by the SIAC procedures for the administration of Arbitration under the UNCITRAL Arbitration Rules. The seat of arbitration shall be Singapore. The number of arbitrator shall be one. The arbitration proceedings shall be conducted in English

(c) The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The Arbitrator may, at such Arbitrator’s discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist such Arbitrator in such Arbitrator’s determinations.

(e) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(f) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(g) This arbitration section shall survive the termination of this Agreement.

11.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledges that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1 Termination.

(a) In the event that the IFRS Financials have not been delivered by July 31, 2025, the Parent Parties shall have the right, at their sole option, to terminate this Agreement without liability to the Company. Such right shall be exercised by the Parent Parties with a written notice to the Company at any time after July 31, 2025 and prior to August 31, 2025. If such notice of termination is not received by the Company prior to August 31, 2025, then the Parent Parties shall be deemed to have irrevocably (i) waived the right to terminate pursuant to this Section 12.1(a) and (ii) waived any agreement, covenant or compliance by the Company Group to deliver the IFRS Financials by no later than June 30, 2025 and any related rights or claims.

(b) This Agreement may be terminated at any time prior to the Closing Date by mutual agreement of the Parent Parties and the Company.

(c) The Parent Parties may terminate this Agreement by giving a written notice to the Company, if the Company Group breach or fail to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) has not been cured prior to (1) the date that is ten (10) Business Days from the date that the Company is notified by the Parent Parties in writing of such breach or failure to perform or comply or (2) a different date as mutually agreed by the Parent Parties and the Company (provided that the Parent Parties are not then in breach of any representation, warranty, agreement or covenant contained in this Agreement which would cause any condition set forth in Section 9.3(a) or Section 9.3(b) not be satisfied). Such written notice of the termination to the Company shall be given by the Parent Parties by the later of (I) the date that is five (5) Business Days immediately following the expiration of the ten (10) Business Day period stated in the immediate prior sentence and (II) a different date as mutually agreed by the Parent Parties and the Company (the “12.1(c) Termination Notice Deadline”). If such written notice of the termination is not received by the Company by the 12.1(c) Termination Notice Deadline, then the Parent Parties shall be deemed to have irrevocably waived the right to terminate pursuant to such breach or failure to perform or comply.

(d) The Company may terminate this Agreement by giving a written notice to the Parent Parties, if the Parent Parties breach or fail to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) has not been cured prior to (1) the date that is ten (10) Business Days from the date that the Parent Parties are notified by the Company in writing of such breach or failure to perform or comply or (2) a different date as mutually agreed by the Parent Parties and the Company (provided that the Company Group is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement which would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not be satisfied). Such written notice of the termination to the Parent Parties shall be given by the Company by the later of: (i) the date that is five (5) Business Days immediately following the expiration of the ten (10) Business Day period stated in the immediate prior sentence and (ii) a different date as mutually agreed by the Parent Parties and the Company (the “12.1(d) Termination Notice Deadline”). If such written notice of the termination is not received by the Parent Parties by the 12.1(d) Termination Notice Deadline, then the Company shall be deemed to have irrevocably waived the right to terminate pursuant to such breach or failure to perform or comply.

12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, (a) written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and have no effect, and except as provided in Section 12.2(b) below, without any liability on the part of any party hereto or its respective Affiliates, or such party and its Affiliates’ Representatives, other than liability of any party hereto for (i) any Fraud Claims against such party, or (ii) intentional and willful breach of this Agreement by such party occurring prior to such termination; and (b) so long as this Agreement is not terminated by the Company pursuant to Section 12.1(d) due to the Parent’s breach of this Agreement, the Company shall promptly and in any event no later than fifteen (15) Business Days after the date of termination, repay to Parent any and all funds lent to the Company by the Parent. The provisions of Section 8.6 (Confidentiality), ARTICLE XI (Dispute Resolution), ARTICLE XII (Termination) and ARTICLE XIII (Miscellaneous) (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions shall in each case survive any termination of this Agreement.

12.3 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

VCI Holdings Limited
Tricor Services (BVI) Limited, 2/F, Palm Grove House, P.O. Box 3340,
Road Town, Tortola, British Virgin Islands
Attn: Navinderjeet Singh
Email: projects@valensint.com

if to any Parent, Purchaser

International Media Acquisition Corp.
1604 US Highway 130, North Brunswick, NJ, 08902
Attn: Yu-Fang Chiu
Email: adachiu1003@gmail.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso
Email: gcaruso@loeb.com

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the Parent Parties (prior to the Redomestication Merger Effective Time), and the Company and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 General Release of Claims. The Company shall cause the Shareholders to unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, and conditioned upon payment of the Closing Payment Shares, the Company Group and its officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company Group which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of the Company Group to its shareholders; provided that the foregoing shall not constitute a release of claims or any other matter with respect to any of the rights of the Shareholders under or pursuant to written commercial contracts with the Company Group as set forth in the Company Disclosure Schedule.

13.5 Publicity. Except as required by Law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.6 Expenses.  Each party shall bear its own costs and expenses (including legal, financial advisory, consulting and accounting fees and expenses) incurred at any time in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein, provided that if the Closing occurs, costs and expenses (including legal, financial advisory, consulting and accounting fees and expenses) incurred by the parties shall be borne by the Redomestication Merger Surviving Corporation. If the Closing shall occur, the expenses of the Parent Parties shall be paid from the capital of the Redomestication Merger Surviving Corporation as provided in Section 6.7. For the avoidance of doubt, any payments to be made (or to cause to be made) by the Redomestication Merger Surviving Corporation pursuant to the provision in this Section 13.6 shall be paid upon consummation of the Share Purchase and release of proceeds from the Trust Account.

13.7 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.8 Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.9 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.10  Disclosure Schedule. The Company Disclosure Schedule and the Parent Parties Disclosure Schedule (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Company Disclosure Schedule and the Parent Parties Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Company Disclosure Schedule and the Parent Parties Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Company Disclosure Schedule and the Parent Parties Disclosure Schedule shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Material Adverse Effect on the Company Group or a material adverse effect on the Parent Parties.

13.11 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.12 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.13 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

13.14 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.15 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that the D&O Indemnified Persons and the present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 6.8.

13.16 Trust Account Waiver. Reference is made to the final IPO prospectus of the Parent, dated July 28, 2021 (the “IPO Prospectus”). The Company Group and the Shareholders have read the IPO Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement and the Parent’s Organizational Documents. For and in consideration of the Parent agreeing to enter into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company Group hereby irrevocably waives, and shall ensure that all other members of the Company Group irrevocably waive, any right, title, interest or claim of any kind he, she or it has or may have in the future in or to any monies in the Trust Account and hereby agrees, and shall ensure that each member of the Company Group agrees, that he, she or it will not seek recourse against the Trust Account for any claim he, she or it has or may have in the future as a result of, or arising out of, this Agreement or any negotiations, contracts or agreements with the Parent.

13.17 Enforcement.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be inadequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement or any Additional Agreement in accordance with their respective specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and any Additional Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages or inadequacy of any remedy at applicable Law, prior to the termination of this Agreement in accordance with ARTICLE XII, this being in addition to any other remedy to which they are entitled under this Agreement or any Additional Agreement or applicable Law.

(b) Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement or any Additional Agreement and to enforce specifically the terms and provisions of this Agreement or any Additional Agreement in accordance with this Section 13.17(b) shall not be required to provide any bond or other security in connection with any such injunction. The parties hereto acknowledge and agree that nothing contained in this Section 13.17 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 13.17 before exercising any termination right under Section 12.1 or pursuing damages.

13.18 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Purchaser or Parent under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

INTERNATIONAL MEDIA ACQUISITION CORP.

By:	/s/ Yu-Fang Chiu
	Name:	Yu-Fang Chiu
	Title:	CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

VNB:

Vietnam Biofuels Development Joint Stock Company

By:	/s/ Tran Trong Nghia
	Name:	Tran Trong Nghia
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company

VCI Holdings Limited

By:	/s/ Navinderjeet Singh
	Name:	Navinderjeet Singh
	Title:	Director